Exhibit 5.1

[Letterhead of Eilenberg & Krause LLP]

May 13, 2009

Pro-Pharmaceuticals, Inc.

7 Wells Avenue

Newton, Massachusetts 02459

Re:	Post-Effective Amendment No.1 on Form S-1 to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Pro-Pharmaceuticals, Inc., a Nevada corporation (the “Company”), in connection with the Post-Effective Amendment No.1 on Form S-1 to Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company under the Securities Act of 1933 and containing a combined prospectus for the purpose of registering the resale of an aggregate of 24,011,106 shares of its common stock, par value $.001 per share (the “Shares”).

On the basis of such investigation as we have deemed necessary, we are of the opinion that (i) the Shares have been duly authorized for issuance and (ii) the Shares are fully paid and non-assessable shares of common stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to, and all references to our firm contained in, the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange thereunder.

Very truly yours,

/s/ Eilenberg & Krause LLP